EXHIBIT 23.16

INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No.'s 333-36519 and 333-36519-01 of FrontierVision Holdings, L.P. and FrontierVision Holdings Capital Corporation on Form S-4 of our report on
American Cable  Entertainment  of  Kentucky-Indiana,  Inc. (the "Company") dated
March 15, 1996 (August 1, 1996 as to Note 1)(which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/S/ Deloitte & Touche LLP
Stamford, Connecticut
April 2, 1998